Exhibit 2.5

CONVERTIBLE NOTE

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CONVERTIBLE NOTE

US$220,000,000	October 3, 2016

Subject to the terms and conditions of this Convertible Note (the “Note”), for good and valuable consideration received, NQ Mobile Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), promises to pay to the order of Zhongzhi Hi-Tech Overseas Investment Ltd., a company incorporated under the laws of the People’s Republic of China (such party and any permitted transferee, the “Holder”), the principal amount of US$220,000,000, plus accrued and unpaid interest thereon at the rate provided below, on October 3, 2018 (the “Maturity Date”), or such earlier or later date as may be otherwise provided herein, unless the outstanding principal, together with accrued interest, is settled in accordance with Article 3 of the Note.

The Note is issued pursuant to, and in accordance with, the Convertible Note Purchase Agreement, dated September 23, 2016 (the “Purchase Agreement”), between the Company and the Holder, and is subject to the provisions thereof. Capitalized terms used and not defined herein shall have the meaning set forth in the Purchase Agreement.

The following is a statement of the rights of the Holder of the Note and the terms and conditions to which the Note is subject, and to which the Holder hereof, by the acceptance of the Note, agrees:

ARTICLE 1

DEFINITIONS

“ADS” means an American depositary share, representing five (5) Class A Common Shares of the Company as of the date of this Note.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York, Beijing, Shanghai or Hong Kong are required by Law to be closed.

“close of business” means 5:00 P.M., New York City time.

“Common Shares” means common shares of the Company, par value US$0.0001 per share, as of the date of this Note.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Conversion Date” shall have the meaning ascribed to such term in Section 3.3.

“Conversion Notice” shall have the meaning ascribed to such term in Section 3.3.

“Conversion Rate” shall have the meaning ascribed to such term in Section 3.2.

“Event of Default” shall have the meaning ascribed to such term in Section 2.4.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NYSE) with competent jurisdiction.

“Holder” shall have the meaning ascribed to such term in the Preamble.

“Interest Payment Date” means [April 3] and [October 3] of each year, beginning on [April 3], 2017.

“Last Reported Sale Price” of the any security on any date means the closing sale price per security (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the NYSE (or the principal U.S. national or regional securities exchange on which such securities are traded). If such securities are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for such securities in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If such securities are not so quoted, the “Last Reported Sale Price” shall be the average of the midpoint of the last bid and ask prices for such securities on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. If there was no bid price or no ask price for such securities on the relevant date then the “Last Reported Sale Price” shall be the value per security of such securities as of the close of business on the relevant date as determined by the Board of Directors of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Maturity Date” shall have the meaning ascribed to such term in the Preamble.

“Note” shall have the meaning ascribed to such term in the Preamble.

“NYSE” means The New York Stock Exchange.

“outstanding” when used in reference to Common Shares means outstanding directly or in the form of ADSs.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“Purchase Agreement” shall have the meaning ascribed to such term in the Preamble.

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (a) any Person (i) more than fifty (50%) of whose shares or other interests entitled to vote in the election of directors or (ii) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more subsidiaries of the subject entity, (b) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with U.S. GAAP, or (c) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“U.S.” means United States.

“US$” or “$” means the United States dollar, the lawful currency of the United States of America.

ARTICLE 2

INTEREST; PAYMENTS; DEFAULTS

2.1 Interest Rate. The principal amount outstanding under the Note shall bear interest at a simple rate of eight percent (8.00%) per annum, from the date hereof until maturity or such earlier or later time as the principal becomes due and payable hereunder, whether upon an Event of Default or otherwise; provided that if the Note is duly converted into Conversion ADSs in accordance with Article 3 hereof, no interest shall accrue on the principal amount that is converted upon such conversion. Interest shall be payable semiannually in arrears on each Interest Payment Date. Accrued interest on the Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.

2.2 Payment. All amounts payable on or in respect of the Note or the indebtedness evidenced hereby shall be paid to the Holder in U.S. dollars, in immediately available funds on the date that any principal or interest payment is due and payable hereunder. The Company shall make such payments of the unpaid principal amount of the Note, together with accrued and unpaid interest thereon, on each such date to the Holder by wire transfer of immediately available funds for the account of the Holder as the Holder may designate from time to time and notify in writing to the Company at least three (3) Business Days prior to each payment date. If any such payment date or the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

2.3 Seniority. The Note ranks senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Note, equal in right of payment to any of the Company’s indebtedness and other liabilities of the Company that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally junior to all indebtedness incurred by the Company’s Subsidiaries and their other liabilities (including trade payables).

2.4 Events of Default. For purposes of the Note, an “Event of Default” shall be deemed to have occurred if any of the following events occur, whatever the reason or cause for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Failure to Pay Principal. The Company defaults in the payment of principal of the Note when due and payable on the Maturity Date, upon declaration of acceleration or otherwise;

(b) Failure to Pay Interest. The Company defaults in the payment of interest when any such interest payment becomes due and payable and the default continues for a period of 30 calendar days;

(c) Bankruptcy. The Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or all or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(d) Involuntary Proceedings. An involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive calendar days.

2.5 Consequences of Event of Default. Upon the occurrence of an Event of Default, the Company shall promptly deliver written notice thereof to the Holder. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), then, and in each and every such case (other than an Event of Default specified in Section 2.4(c) or Section 2.4(d) with respect to the Company or any of its Significant Subsidiaries), unless the principal of the Note shall have already become due and payable, the Holder may by notice in writing to the Company, declare 100% of the outstanding principal of, and accrued and unpaid interest on, the Note to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable. If an Event of Default specified in Section 2.4(c) or Section 2.4(d) with respect to the Company or any of its Significant Subsidiaries occurs and is continuing, 100% of the outstanding principal of, and accrued and unpaid interest on, the Note shall become and shall automatically be immediately due and payable without any action on the part of the Holder.

ARTICLE 3

CONVERSION

3.1 Conversion by Holder. Subject to and upon compliance with the provisions of this Article 3, the Holder shall have the right, at the Holder’s option, to convert all or any portion (so long as the principal amount converted equals to US$1,000,000 or an integral multiple of US$1,000,000 in excess thereof) of the Note to the Company’s fully-paid ADSs at any time prior to the close of business on the second Business Day immediately preceding the Maturity Date.

3.2 Conversion Price; Conversion Rate. The conversion price shall be US$6.00 per ADS, representing a conversion rate of 166,666.6667 ADSs (the “Conversion Rate”) per US$1,000,000 principal amount of the Note.

3.3 Conversion Procedure; Settlement Upon Conversion.

(a) Subject to Section 3.3(c), this Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has delivered to the Company a duly completed irrevocable written notice (the “Conversion Notice”), the Note for cancellation and other documents that are necessary for the issuance of ADSs upon the conversion in accordance with U.S. securities law. Within ten (10) Business Days after the delivery of the foregoing documents, the Company shall (i) take all actions and execute all documents necessary under the U.S. securities law to effect the issuance of the full number of ADSs to which the Holder shall be entitled in satisfaction of any conversion pursuant to Section 3.1 and Section 3.2, (ii) if required by applicable Law, deliver to the Holder certificate(s) representing the number of ADSs delivered upon each such conversion and (iii) subject to Section 3.3(c), cancel the Note.

(b) The Company shall not issue any fractional ADS upon conversion of the Note and shall instead pay cash in lieu of any fractional ADS deliverable upon conversion based on the Last Reported Sale Price of the ADSs on the relevant Conversion Date.

(c) In the event the Holder surrenders this Note pursuant to Section 3.3(a) for partial conversion, the Company shall, in addition to cancelling the Note upon such surrender, execute and deliver to the Holder a new note denominated in U.S. dollars and in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the Holder.

(d) If the Holder submits the Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the delivery of the ADSs upon such conversion of the Note (or the issuance of the underlying Common Shares), unless the tax is due because the Holder requests such ADSs (or such Common Shares) to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Holder shall pay the relevant depositary’s fees for issuance of the ADSs.

(e) Upon any conversion, the Holder shall not receive any separate cash payment for accrued and unpaid interest. The Company’s settlement of each conversion pursuant to this Article 3 shall be deemed to satisfy in full its obligation to pay the principal amount of the Note converted and accrued and unpaid interest thereon, if any, to, but not including, the relevant Conversion Date. As a result, such accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

3.4 Certain Covenants. The Company covenants that all ADSs delivered upon any conversion of this Note, and all Common Shares represented by such ADSs, will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

ARTICLE 4

COVENANTS

4.1 Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal of, and accrued and unpaid interest on, this Note at the respective times and in the manner provided herein. The Company further covenants that so long as the Note remains outstanding, the Company shall ensure that its aggregate amount of cash, cash equivalents and term deposit shall at all times be no less than the outstanding principal amount of the Note and the accrued and unpaid interest thereon.

4.2 Existence. So long as the Note remains outstanding, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

4.3 Board Representation. So long as 75% of the initial principal amount of the Note remains outstanding (for the purpose of this Section 4.3, principal amount converted into Conversion ADSs in accordance with Article 3 hereof shall count towards the outstanding principal amount of the Note so long as such Conversion ADSs are held by the Holder), the Holder shall be entitled to appoint, and the Company shall do or cause to be done all things necessary to enable the Holder to appoint, one (1) person, who satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE, to serve as a member of the Board of Directors and as a member of the investment committee of the Board of Directors.

4.4 Provision of Information. So long as the Note remains outstanding, the Company shall provide to the Holder the unaudited quarterly consolidated financial statements and bank statements within sixty (60) days after the end of each quarter. The unaudited quarterly consolidated financial statements shall be deemed to be provided to the Holder for purposes of this Section 4.4 at the time such documents are filed with the U.S. Securities and Exchange Commission via its EDGAR system.

4.5 No Withholding. All payments and deliveries made by, or on behalf of, the Company or any successor to the Company under or with respect to the Note, including, but not limited to, payments of principal, payments of interest and deliveries of ADSs (together with any cash payment in lieu of any fractional ADS) upon conversion of the Note, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company or any successor to the Company is, for tax purposes, organized or resident or doing” business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by Law or by regulation or governmental policy having the force of Law.

Compliance with Laws. The Company shall and shall cause its Significant Subsidiaries to comply in all material respects with all applicable Laws of any Governmental Authority having jurisdiction over the Company or any Significant Subsidiary or any of their respective assets, properties or operations.

ARTICLE 5

NO RIGHTS AS SHAREHOLDER PRIOR TO CONVERSION

For the avoidance of doubt, the Holder hereby acknowledges and agrees that, other than the rights set forth in Section 4.3, it has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise until the Note shall have been converted and all ADSs issuable upon the conversion hereof shall have been issued, as provided for in the Note.

ARTICLE 6

CANCELLATION

After all amounts at any time owing on the Note have been paid in full or upon the conversion of the Note in full pursuant to Article 3, the Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE 7

MISCELLANEOUS

7.1 No Redemption. Unless otherwise agreed by the Holder and the Company in writing, this Note shall not be redeemed by the Company prior to the Maturity Date.

7.2 Termination of Rights. All rights under this Note shall terminate when (a) all amounts at any time owing on this Note have been paid in full or (b) the Note is converted in full pursuant to the terms set forth in Article 3.

7.3 Amendments and Waivers; Notice. The amendment or waiver of any term of the Note shall be subject to the written consent of the Holder and the Company. The provision of notice shall be made pursuant to the terms of the Purchase Agreement.

7.4 Transferability. Without the Company’s prior written consent, this Note may not be transferred by the Holder except being transferred in whole (but not in part) to an Affiliate of the Holder.

7.5 Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. The Company irrevocably consents and agrees, for the benefit of the Holder, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Note or the Purchase Agreement or the transactions contemplated herein or therein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Note or the Purchase Agreement or the transactions contemplated herein or therein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.6.

7.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6):

If to the Company, to:

NQ Mobile Inc.

No. 4 Building, 11 Heping Li East Street

Dongcheng District, Beijing 100013

The People’s Republic of China

Attention: Justin Chen

Facsimile: +86 (10) 8565-5518

Email: Justin@nq.com

If to the Purchaser, to:

Zhongzhi Hi-Tech Overseas Investment Ltd.

Floor 19 Unit A Huaye International Center

No.39 East 4th Ring Middle Road

Chaoyang Disrtrict,Beijing 100025

The People’s Republic of China

Attention: Joanne Zhu

Facsimile: +86(10)8571-1980

Email: zhuyan@zhongzhi.com.cn

7.7 Delays or Omissions. No delay or failure by any party to insist on the strict performance of any provision of the Note, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of the Note, nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

7.8 Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of the Note, no presumption or burden of proof or persuasion will be implied because the Note was prepared by or at the request of any party or its counsel.

7.9 Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Note shall bind its successors and assigns whether so expressed or not.

Official Acts by Successor Corporation. Any act or proceeding by any provision of this Note authorized or required to be done or performed by any board, committee or officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Force Majeure. In no event shall the Company be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Company shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Calculations. Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Note. These calculations include, but are not limited to, the Last Reported Sale Prices of the ADSs and Common Shares and accrued interest payable on the Note. The Company shall make all these calculations in good faith and, absent manifest error. The Company’s calculations shall be final and binding on the Holder.

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IN WITNESS WHEREOF, the Company has caused the Note to be issued on the date first above written.

COMPANY:

NQ Mobile Inc.

By:	/s/ Vincent Wenyong Shi
(Signature)

Name:	Vincent Wenyong Shi
Title:

[Signature Page to Convertible Note]